     WRITTEN EXPLANATION OF THE VERBAL AGREEMENT BETWEEN GOLDRANGE RESOURCES, INC. AND LF VENTURES INC. (STEVE BAJIC)

This Executive Employment Agreement ("Agreement') is made and effective this 1st day of March 2005, by and Goldrange Resources, Inc. a Nevada Corporation ("Company") and LV Ventures Inc. on behalf of Steve Bajic ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

Company agrees to initially employ Executive as its President, and Executive accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company.

2. Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote approximately twenty (20) hours per week to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive may, during the term of this Agreement, engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation.

3. Compensation.

Executive will be paid compensation during this Agreement in the amount of three thousand United States dollars ($3,000 USD) per month.

4. Benefits.

A. Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

B. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including air travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5. Term and Termination.

A. The initial term of this Agreement shall commence on March 1, 2005 and it shall continue in effect on an indeterminate basis. This Agreement and Executive's employment may be terminated at Company's discretion at any time, provided that Company shall pay to Executive an amount equal to one month of Executive's base salary rate for every year or part of a year that the Executive has served Company up to and including the date of termination.

B. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

C. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement without notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination.

D. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall terminate.

6. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the province of British Columbia, Canada.